Registration No. 333-17417
                                                       Rule 424(b)(3) Prospectus


PROSPECTUS

                                PALL CORPORATION

                         419,055 SHARES OF COMMON STOCK

     Pall Corporation, a New York corporation ("Pall" or the "Company"), hereby offers to sell up to 419,055 shares (the "Shares" or "Pall Shares") of its Common Stock, par value $.10 per share (the "Common Stock"), as follows: (i) up to 392,961 Shares upon the exercise of options (the "Pall Options") which were issued in exchange for certain options to purchase the common stock of Gelman Sciences Inc., a Michigan corporation ("Gelman"), and (ii) up to 26,094 Shares upon the exercise of warrants (the "Warrants") issued pursuant to a Warrant Agreement dated June 6, 1995 (the "Warrant Agreement"), between Gelman and David
H. Fink (the "Grantee").

     The Common Stock is listed on the New York Stock Exchange (symbol: PLL) and the London Stock Exchange. On July 16, 1997, the last reported sale price of a share of Common Stock for New York Stock Exchange composite transactions was $23-7/8, and 127,325,430 shares of Common Stock were issued and outstanding.

     This Prospectus relates to the Shares offered hereby and to a like number of Common Share Purchase Rights (the "Rights"), which are attached to and transferrable only with the Shares. See "Description of Common Stock -- Common Share Purchase Rights."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is July 17, 1997.







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                                TABLE OF CONTENTS
                                                                        Page
                                                                         No.
                                                                        ----

AVAILABLE INFORMATION......................................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................3
THE COMPANY................................................................4
USE OF PROCEEDS............................................................4
MARKET PRICES OF COMMON STOCK AND DIVIDENDS................................5
THE PALL OPTIONS...........................................................5
THE WARRANTS...............................................................6
FEDERAL INCOME TAX CONSEQUENCES............................................8
         The Pall Options..................................................8
         The Warrants.....................................................10
DESCRIPTION OF COMMON STOCK...............................................11
         Voting Rights....................................................11
         Classification of the Board......................................11
         Fair Price Provisions............................................12
         Common Share Purchase Rights.....................................13
LEGAL MATTERS.............................................................14
EXPERTS...................................................................15
EXHIBIT A - Form of Pall Option..........................................A-1


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information, as well as the Registration Statement referred to below, can be inspected and copied at the Public Reference Section of the Commission's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of such reports and information may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as from the Commission's Website at http://www.sec.gov. Such reports and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus is part of a Post-Effective Amendment on Form S-3 to a Registration Statement on Form S-4 (Registration No. 333-17417) filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is hereby made to the Registration Statement, as so amended, and the exhibits thereto for further information with respect to Pall and the Shares offered hereby.





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



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Pall with the Commission (Commission File No. 1-4311) are incorporated herein by reference:

     (a) Pall's Annual Report on Form 10-K for the fiscal year ended August 3, 1996;

     (b) Pall's Quarterly Reports on Form 10-Q for the quarterly periods ended November 2, 1996, February 1, 1997, and May 3, 1997;

     (c) Pall's Current Reports on Form 8-K bearing cover dates of February 3, 1997, and March 19, 1997; and

     (d) The descriptions of the Common Stock and the Rights contained in the Company's Registration Statements on Form 8-A, both dated September 10, 1992, for the registration of the Common Stock and the Rights pursuant to Section 12(b) of the Exchange Act, and any updates of such descriptions contained in any registration statement, report or amendment thereto of Pall hereafter filed under the Exchange Act.

     All documents filed by Pall with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the abovementioned documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to the Corporate Secretary, Pall Corporation, 2200 Northern Boulevard, East Hills, New York 11548 (Telephone
(516) 484-5400).





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



                                   THE COMPANY

     Pall, a New York corporation organized in 1946, is a leading worldwide supplier of fine filters, mainly made by Pall using its high-quality filter media, and other fluid clarification equipment for the removal of solid, liquid and gaseous contaminants from a wide variety of liquids and gases. Pall's principal products are sold to the aeropower, fluid processing and healthcare industries. Pall supplies aeropower filtration products to the commercial and military aircraft market, including power generation plants and manufacturers of aluminum, steel, paper, automobiles, injection-molded parts and mobile equipment such as trucks and earthmoving machinery. These filtration products remove particulates and water from hydraulic and lubrication fluids and systems, thereby extending their useful lives, minimizing waste for disposal and increasing overall productivity. Pall's fluid processing products are used to remove microscopic and larger contaminants by producers of oil and gas, electricity, chemicals, plastics, semiconductors, photographic film, magnetic storage devices, thin film rigid discs, ink jet printers, computer terminals and disc drives. Pall's healthcare filters protect patients receiving blood transfusions and undergoing open-heart surgery, organ transplants, intravenous feeding and breathing therapy. These filters are used extensively in hospitals and in blood centers to protect from particulates, bacteria, and viral and foreign leukocyte contamination. Manufacturers of pharmaceuticals, biopharma-ceuticals, blood fractions, therapeutic biologicals and food and beverages, as well as producers of diagnostic tests and users of laboratory-scale filtration devices, purchase Pall's filtration systems, validation services and proprietary membranes.

     On February 3, 1997, the Company acquired Gelman Sciences Inc., a Michigan corporation ("Gelman"), through a merger of Pall Acquisition Corporation, a wholly-owned subsidiary of Pall, with and into Gelman (the "Merger"). Gelman is a manufacturer and marketer of a broad line of specialty microfiltration products for the separation and purification of liquids and gases. In the Merger, Gelman became a wholly-owned subsidiary of Pall and each outstanding share (a "Gelman Share") of Gelman's common stock, par value $.10 per share, was converted into the right to receive 1.3047 shares of Common Stock. An aggregate of 10,606,640 shares of Common Stock were issued in the Merger.

     Pall's principal executive offices are located at 2200 Northern Boulevard, East Hills, New York 11548; telephone (516) 484-5400.


                                 USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of the Shares for general corporate purposes, which may include reduction of debt, funding Pall's capital expenditure program and working capital.




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                   MARKET PRICES OF COMMON STOCK AND DIVIDENDS

     The principal market on which the Common Stock is traded is the New York Stock Exchange under the symbol "PLL." The Common Stock is also listed on the London Stock Exchange. The following table presents the high and low sales prices of a share of Common Stock during the calendar quarters indicated, as reported for New York Stock Exchange composite transactions:


                                                       High              Low
                                                       ----              ---
Calendar quarters
-----------------
1995
----
First quarter ...................................... $21 3/4           $18 3/8
Second quarter......................................  24                20 3/8
Third quarter.......................................  23 7/8            20 1/8
Fourth quarter......................................  27 7/8            21 7/8
1996
----
First quarter ......................................  29 3/8            23 1/4
Second quarter......................................  29 1/4            22 7/8
Third quarter ......................................  28 1/4            19 5/8
Fourth quarter......................................  28                24 1/4
1997
----
First quarter ......................................  26 1/8            20 3/4
Second quarter......................................  24 3/4            22 1/8
Third quarter (through July 16).....................  24 13/16          22 5/8

     See the cover page of this Prospectus for a recent sale price of the Common Stock.

     The Company paid cash dividends on its Common Stock during fiscal 1995, 1996 and 1997 at the following quarterly rates: $0.0925 per share in the first quarter of fiscal 1995, $0.105 from the second quarter of fiscal 1995 through the first quarter of fiscal 1996, $0.1225 from the second quarter of fiscal 1996 through the first quarter of fiscal 1997, and $0.14 in the second, third and fourth quarters of fiscal 1997. There can be no assurance as to the frequency and amount of future dividends.


                                THE PALL OPTIONS

     In connection with the Merger, Pall offered each Gelman employee or director who held options to purchase Gelman common stock ("Gelman Options") the opportunity to exchange each of his or her Gelman Options for an option to purchase Pall Shares (a "Pall Option"). Accordingly, promptly after the closing of the Merger, Pall issued Pall Options to purchase an aggregate of 634,629 shares of Common Stock; of these options, 111 Pall Options to purchase



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



an aggregate of 392,961 shares of Common Stock remain outstanding on the date of this Prospectus.

     The substantive terms and conditions of each Pall Option are substantially the same as the terms and conditions of the Gelman Option for which such Pall Option was exchanged. For example, each Pall Option has the same vesting schedule and expiration date as the Gelman Option for which it was exchanged, except that all the Pall Options granted to Messrs. Charles Gelman and Kim A. Davis will expire on February 3, 2002. The form of Pall Option is attached to this Prospectus at Exhibit A, and the following summary of the material terms of the Pall Options is qualified in its entirety by reference to Exhibit A.

     The purchase price per Pall Share upon exercise of a Pall Option was determined by dividing the exercise price per Gelman Share issuable upon exercise of the related Gelman Option by 1.3047, the "Exchange Ratio" (i.e., the number of Pall Shares exchanged for each Gelman Share in the Merger). The number of Pall Shares issuable upon exercise of a Pall Option was determined by multiplying the number of Gelman Shares issuable upon exercise of the related Gelman Option by the Exchange Ratio.

     The Pall Options are being administered by the Compensation Committee of Pall's Board of Directors (the "Committee"). The exercise price payable upon exercise of a Pall Option must be paid in cash or, with the consent of the Committee, by delivery of shares of Common Stock having a value equal to the exercise price, or partly in cash and partly by delivery of shares.


                                  THE WARRANTS

     In connection with the Merger, the Warrants were automatically converted in accordance with their terms into warrants to purchase 26,094 Pall Shares, which number was determined by multiplying 20,000 (the number of shares of Gelman common stock issuable upon exercise of the Warrants prior to the Merger) by the Exchange Ratio. The Warrant exercise price per Share is $17.3603, which amount was determined by dividing $22.65 (the exercise price per Gelman share prior to the Merger) by the Exchange Ratio.

     The following summary of the material terms of the Warrants is qualified in its entirety by reference to the Warrant Agreement, an additional copy of which will be furnished to the Grantee or any Permitted Assignee (as defined below) at his or her request.

1. The Warrants are currently exercisable as to 18,266 Pall Shares and will become fully exercisable (as to 26,094 Shares) on January 1, 1998.

2. The Warrants will expire (to the extent not previously exercised) on the earlier of June 6, 2000 and the date determined in accordance with paragraph 4 below (the "Expiration Date").




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3.   The  Warrants  (to the extent  then  exercisable)  may be  assigned  by the
     Grantee, in whole or in part, at any time prior to the Expiration Date only to Daniel S. Cooper, Mark J. Zausmer, Trudy E. Fink, any of the Grantee's minor children, and Mr. and Mrs. Samuel R. Fink, or any of them (each a
     "Permitted   Assignee").   Each  assignment  to  a  Permitted  Assignee  is
     conditioned on that Permitted Assignee's agreeing in writing to abide by the terms of the Warrant Agreement as if he or she were a party thereto. If
     assigned,   the  Warrants  (to  the  extent  then  exercisable)   shall  be
     exercisable, prior to the Expiration Date, only by a Permitted Assignee or any person taking from a Permitted Assignee by will or by the laws of descent and distribution.

4. The Warrants, to the extent they are exercisable on the date of the Grantee's death, may be exercised for a period of 180 days following the Grantee's death, but in no event subsequent to June 6, 2000, by a Permitted Assignee or by the Grantee's legal representatives or the person or persons to whom the Grantee's rights shall pass by will or by the laws of descent and distribution. The Grantee's legal representative, or the person or persons to whom the Grantee's rights shall pass by will or by the laws of descent and distribution, may not assign the Warrants without the prior written consent of Pall.

5. The Warrants shall be exercised by giving a written notice to the Secretary of Pall. Such notice shall specify the number of Shares to be purchased, the name in which the Grantee desires to have the Shares issued, and Grantee's address and social security number, and shall be accompanied by payment in full in cash of the aggregate exercise price for the number of Shares purchased. Such exercise shall be effective only upon the actual receipt by the Secretary of such written notice and cash, and no rights or privileges of a shareholder of the Company in respect of any of the Shares issuable upon exercise of any part of the Warrants shall inure to the Grantee or any other person who is entitled to exercise the Warrants unless and until certificates representing such Shares shall have been issued.

6. If, upon or as a result of Grantee's exercise of the Warrants, there shall be payable by Pall any amount for income tax withholding, the Grantee will pay such amount to Pall to reimburse it for such income tax withholding.

7. In the event that the outstanding shares of Common Stock shall be increased by a stock dividend or changed into or exchanged for a different number or kind of shares of stock or other securities of Pall or of another corporation, whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise, the number, price and kind of Shares subject to the Warrants shall be appropriately adjusted.






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


                         FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Carter, Ledyard & Milburn, counsel to the Company, the following is a summary of the material United States federal income tax considerations relating to the Pall Options and the Warrants. This summary does not purport to be a complete description of such considerations, and each optionee or Warrantholder is advised to consult his or her own tax adviser before exercising a Pall Option or the Warrants, or disposing of Shares acquired pursuant to the exercise of a Pall Option or the Warrants.

The Pall Options

     The exchange of Gelman Options for Pall Options was not a taxable event for United States federal income tax purposes.

     Each Pall Option is either an incentive  stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (an "Incentive Option"), or an option which does not qualify as an Incentive Option (a "Nonqualified Option"). Different tax consequences attach to these two types of options.

     Nonqualified Options

     Upon exercise of a Nonqualified Option for cash, the optionee recognizes ordinary income in an amount equal to the excess, if any, of the fair market value, on the date of exercise, of the shares purchased over their exercise price. If, with consent of the Committee, an optionee pays the option exercise price by delivering shares of Common Stock already owned by such optionee, such delivery would constitute a non-taxable exchange by the optionee, and the optionee would recognize ordinary income in an amount equal to the fair market value of the additional shares received (i.e., above the number of shares delivered). Optionees are especially urged to consult their own tax advisers before paying the exercise price of an option by delivering shares of Common Stock already owned.

     Since all holders of currently outstanding Pall Options were employees of Gelman or a subsidiary at the time the options were granted, any ordinary income recognized upon exercise of a Nonqualified Option will be classified as taxable wages subject to federal and state income tax withholding and social security withholding, which withholding taxes will be due and payable at the time the option is exercised. At Pall's request, upon exercise of a Nonqualified Option, the optionee will be required to pay to Pall an amount equal to 28% of such ordinary income for federal income tax withholding purposes and, where applicable, an appropriate percentage for state and local income tax withholding purposes, to cover the amount of income tax withholding which Pall is required to pay.

     Pall will be entitled to an income tax deduction in the same amount that, and for Pall's taxable year in which, the optionee recognizes ordinary income from the exercise of a Nonqualified Option.

     Upon a sale of Shares purchased on the exercise of a Nonqualified Option, the optionee will recognize short-term or long-term capital gain or loss, depending on whether the Shares are held for more than one year after the date of exercise. Such gain or loss will be measured by the difference between the selling price of the Shares and the market price of the Shares on the date of exercise.

     Incentive Options

     In general, the holder of an Incentive Option does not recognize any income at the time the option is exercised (although the exercise of an Incentive Option can have "alternative minimum tax" consequences to the optionee as described below under the caption " -- Alternative Minimum Tax"). If an optionee holds Shares purchased upon exercise of an Incentive Option for at least (i) two years after the date the related Gelman Option was granted to the optionee and
(ii) one year after the date such Shares are  transferred to the optionee,  then any gain or loss in respect of a subsequent disposition of such Shares will generally be treated as a long-term capital gain or loss. In the event that the optionee disposes of Shares purchased upon exercise of an Incentive Option (for this purpose a disposition includes a sale, exchange, gift or certain other transfers of legal title but not a mere pledge) before the end of such two- and one-year periods (any such disposition being herein referred to as a "disqualifying disposition"), then the excess, if any, of the aggregate fair market value of such Shares on the date on which the option was exercised over the aggregate exercise price of such Shares will be treated as ordinary income to the optionee in the year of the disqualifying disposition, unless such disqualifying disposition is a sale or exchange for less than the fair market value of such Shares on the date of exercise of the option, in which case the amount that will be so treated as ordinary income will be limited to the excess, if any, of the aggregate amount realized upon such sale or exchange over the aggregate exercise price of the shares so sold or exchanged.

     In the event that a disqualifying disposition of Shares is a sale or exchange for more than the fair market value of such Shares on the date of exercise of the Incentive Option, the excess of the aggregate amount realized upon such sale or exchange over the aggregate fair market value of such Shares on the date of exercise will be treated as a capital gain. Such gain will be treated as long-term capital gain if the Shares have been held for more than one year at the time of the disqualifying disposition and otherwise will be treated as short-term capital gain. In the event that a disqualifying disposition is a sale or exchange for less than the aggregate exercise price of such Shares, no ordinary income will be realized by the optionee, and the difference between the aggregate amount realized upon such sale or exchange and such aggregate exercise price will be treated as a long-term or short-term capital loss, depending upon whether such shares have or have not been held for more than one year at the time of such sale or exchange.

     The rules described above relating to disqualifying dispositions may not apply to certain transfers -- for example, transfers by bequest or incident to divorce.


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



     Pall will not be entitled to any federal income tax deduction with respect to the exercise of an Incentive Option, but may be entitled, in the year of a disqualifying disposition, to a deduction equal to the amount, if any, that the optionee must treat as ordinary income.

     If, with the consent of the Committee, an optionee pays the option exercise price by delivering shares of Common Stock already owned by such optionee, such delivery would constitute a non-taxable exchange by the optionee and would not affect the Incentive Option status of the Shares purchased upon exercise of the option. However, if the shares delivered in payment had previously been acquired upon exercise of an Incentive Option and were not subsequently held for the requisite one- and two-year periods, the delivery of such shares in payment of the exercise price of an option would constitute a disqualifying disposition of the shares so delivered. Optionees are especially urged to consult their own tax advisers before paying the exercise price of an Incentive Option by delivering shares of Common Stock already owned.

     In the event an optionee exercises an Incentive Option more than three months (one year if the optionee is disabled) after employment with Pall terminates, the tax treatment with respect to the option is the same as for a Nonqualified Option (discussed above).

     Alternative Minimum Tax

     The Internal Revenue Code imposes an alternative minimum tax determined by applying a special tax rate to the excess, if any, of an individual's
"alternative minimum taxable income" over a specified exemption amount. Alternative minimum taxable income includes the amount by which the fair market value of Shares acquired through exercise of an Incentive Option exceeds the exercise price. In addition, the basis of any Shares so acquired for determining gain or loss for purposes of the alternative minimum tax will be the Shares' fair market value at exercise. In the event of a disqualifying disposition of the Shares in the year the Incentive Option is exercised, the amount includible as alternative minimum taxable income is limited to the excess of the sales price over the exercise price.

The Warrants

     Pall intends to treat the Warrants for income tax purposes in a manner consistent with its view that the grant of the Warrants was intended as compensation for personal services rendered and to be rendered by the Grantee. Under this approach, the Grantee will have ordinary income at the time the Warrants are exercised, equal to the difference between (a) the fair market value of the Shares acquired upon such exercise and (b) the sum of the purchase price for the Warrants ($2.169 per Warrant, or $56,600 in the aggregate) and the amount of cash paid upon such exercise. The holding period of Shares acquired upon the exercise of the Warrants will begin on the day following exercise. The Grantee is urged to consult his own tax adviser regarding the tax consequences of the conversion of the Warrants, from warrants to purchase Gelman shares into warrants to purchase Pall Shares in connection with the Merger, and the exercise or lapse of the Warrants.


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


                           DESCRIPTION OF COMMON STOCK

     The authorized capital stock of Pall consists of 500,000,000 shares of Common Stock, par value $0.10 per share (the "Common Stock"), of which 127,325,430 shares were issued and outstanding on July 16, 1997. The rights of the holders of Common Stock are governed by the Business Corporation Law of the State of New York (the "NYBCL") and Pall's certificate of incorporation and by-laws.

     Holders of Common Stock are entitled to receive dividends when and as declared by Pall's Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of Pall, holders of Common Stock would be entitled to share ratably in all corporate assets available for distribution to shareholders. The holders of Common Stock are not subject to further calls or assessments by Pall and have no preemptive, subscription or conversion rights. The Common Stock is not redeemable.

Voting Rights

     The holders of Common Stock are entitled to one vote per share on all matters submitted to shareholders, and the holders of a majority of the outstanding shares constitute a quorum at any meeting of shareholders.

     Directors of Pall are elected by a plurality of the votes cast at a meeting of shareholders. The Common Stock does not have cumulative voting rights; therefore, the holders of a majority of the outstanding shares of Common Stock can elect all directors of Pall.

     In general, shareholder action other than the election of directors must be authorized by a majority of the votes cast at a meeting of shareholders. However, the NYBCL provides that certain extraordinary matters, such as a merger or consolidation in which Pall is a constituent corporation, a sale or other disposition of all or substantially all of Pall's assets, and the dissolution of Pall, would require the vote of the holders of two-thirds of all outstanding shares. Most amendments to Pall's certificate of incorporation require the vote of the holders of a majority of all outstanding shares.

Classification of the Board

     The Pall by-laws provide that the Board of Directors (currently comprised of twelve persons) shall be divided into three classes of directors serving staggered three-year terms, such classes being as nearly equal in number as possible. As a result, one-third of Pall's Board of Directors is elected each year.

Fair Price Provisions

     Pall's certificate of incorporation contains provisions designed to assure fair treatment for all shareholders of Pall in certain "Business Combinations" involving a "Related Party," defined as either the beneficial owner of 20% or more of the securities entitled to vote in the election of Pall's directors, or an affiliate of Pall who was the beneficial owner of 20% or more of such securities at any time within the preceding five years. "Business Combination" is defined broadly to include (i) any merger or consolidation of Pall or any of its subsidiaries into or with a Related Person or its affiliates, (ii) any sale or other disposition of more than 5% in value of the consolidated assets of Pall and its subsidiaries to a Related Person or its affiliates, or more than 5% of the assets of a Related Person to Pall or its subsidiaries, (iii) certain issuances and transfers by Pall or its subsidiaries of their respective securities to a Related Person, and (iv) any reclassification of securities, recapitalization, reorganization or similar transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity security of Pall or its subsidiaries which is directly or indirectly owned by a Related Person.

     Any Business Combination is subject to the prior approval of the holders of not less than 85% of all outstanding shares of Common Stock unless certain fair price and procedural requirements are met. Approval by the holders of not less than 85% of the outstanding shares of Common Stock is also required to amend or repeal the provisions in Pall's certificate of incorporation relating to Business Combinations, unless at least 75% of certain "continuing" directors of Pall shall recommend such amendment or repeal, in which case the approval of only the holders of a majority of the outstanding shares of Common Stock would be required under the NYBCL to amend or repeal such provisions.

     In addition, under Section 912 of the NYBCL, Pall may not engage in a "business combination" (the statutory definition of which is similar to that in Pall's certificate of incorporation) with an "interested shareholder" (the statutory definition of which is similar to the definition of "Related Party" in Pall's certificate of incorporation) for a period of five years after the interested shareholder becomes such, unless the business combination or the purchase of stock by means of which the interested shareholder becomes such is approved by Pall's Board of Directors in advance of such stock purchase. After the five-year period, an interested shareholder may engage in a business combination with Pall only if (i) the business combination is approved after the five-year period by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock not beneficially owned by the interested shareholder and its affiliates and associates, or (ii) the value of the aggregate consideration to be paid by the interested shareholder in connection with the business combination satisfies certain formulas specified in the statute, and the interested shareholder, after becoming such, has not acquired any additional shares of Common Stock, except as provided in the statute.

Common Share Purchase Rights

     On November 17, 1989, the Pall Board of Directors, pursuant to a favorable advisory vote of Pall's shareholders, adopted a Shareholders Rights Plan and pursuant thereto declared a dividend of one Common Share Purchase Right (a "Right") for each outstanding share of Common Stock. The dividend distribution was made to the holders of record of Common Stock outstanding on December 1, 1989, and is being made with respect to all shares of Common Stock issued thereafter until the earliest to occur of the Distribution Date (as defined below), the date on which the Rights are redeemed, and the expiration date of the Rights (December 1, 1999, unless the expiration date is extended).

     The "Distribution Date" is defined as the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (other than Pall, any subsidiary of Pall, any employee benefit plan of Pall or of any subsidiary of Pall, or any entity holding Common Stock for or pursuant to the terms of such plan) has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (such person or group being defined as the "Acquiring Person"), or (ii) 10 business days (or later date as may be determined by action of Pall's Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (other than Pall, any subsidiary of Pall, any employee benefit plan of Pall or of any subsidiary of Pall, or any entity holding Common Stock for or pursuant to the terms of such plan) of 20% or more of such outstanding shares of Common Stock.

     Until the Distribution Date, the Rights (i) will not be exercisable, (ii) will be evidenced by the certificates for the Common Stock registered in the names of the holders thereof and not by separate Rights certificates, and (iii) will be transferable with and only with the Common Stock, and one Right will be associated with each share of Common Stock, subject to adjustments in certain events. Each Right, when it becomes exercisable, will entitle the registered holder to purchase from Pall one share of Common Stock at a price of $60, which price reflects stock splits declared from November 17, 1989, through the date of this Prospectus, and is subject to further adjustment in certain events (the "Purchase Price"). As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     In the event that Pall is acquired by any person in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that (i) any person becomes an Acquiring Person, or (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or a reorganization of Pall or other transaction or series of transactions involving Pall which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Pall or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock (or other securities, cash or property) having a market value of two times the exercise price of the Right.

     At any time after any person becomes an Acquiring Person and prior to the acquisition by a person or group (other than Pall, any employee benefit plan of Pall or of any subsidiary of Pall, or any entity holding shares of Common Stock for or pursuant to the terms of such plan) of beneficial ownership of 50% or more of the outstanding shares Common Stock (other than shares into which nonvoting securities of Pall beneficially owned by such person or group can be converted), the Board of Directors of Pall may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

     At any time prior to such time as any person or group becomes an Acquiring Person, the Board of Directors of Pall may redeem the Rights in whole, but not in part, at a price of one-third of a cent per Right, which price reflects stock splits declared from November 17, 1989, through the date of this Prospectus and is subject to further adjustment in certain events (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of Pall without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Pall, including, without limitation, the right to vote or to receive dividends.


                                  LEGAL MATTERS

     Certain legal matters with respect to the Shares and Rights offered hereby were passed upon for the Company by Carter, Ledyard & Milburn, New York, New York. Heywood Shelley, a member of the firm of Carter, Ledyard & Milburn, is a director of the Company, owns 3,500 shares of Common Stock and has options exercisable within 60 days of the date of this Prospectus to purchase 33,333 shares of Common Stock.

                                     EXPERTS

     The consolidated financial statements of Pall Corporation and its subsidiaries incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Pall Corporation for the fiscal year ended August 3, 1996, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                                                       EXHIBIT A


     THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                                  STOCK OPTION
                  To Purchase Common Stock of Pall Corporation
            Granted in Exchange for Gelman Sciences Inc. Stock Option
            ---------------------------------------------------------


Granted to:

Date of Grant: February 3, 1997

Number of Shares:

Purchase Price Per Share:

Expiration Date:

Granted in Exchange for Gelman Sciences Inc. Option dated:


     ss.1. Subject to the terms and conditions hereof, Pall Corporation (the "Company") hereby grants you an irrevocable option (the "Option") to purchase the number of shares of common stock of the Company ("Common Stock") set forth above at the price per share set forth above. This option is [not] intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     ss.2. On the Date of Grant the Option is exercisable for _____ shares and will become exercisable for the balance of the shares covered hereby in installments as follows:

                                        Number of shares
          Vesting dates                 becoming vested
          -------------                 ---------------


                              OR
                              --

     ss.2. This Option is immediately exercisable.

     ss.3. The Option may not be exercised by you unless all of the following conditions are met:

          (a) Counsel for the Company must be satisfied at the time of exercise that the issuance of shares upon exercise will be in compliance with the Securities Act of 1933, as amended, and applicable state laws.

          (b) You must give the Company written notice of exercise specifying the number of shares with respect to which the Option is being exercised and at the time of exercise pay the full purchase price for the shares being acquired either (i) in cash (the word "cash" being deemed to include a check) or (ii) with the consent of the Committee (as defined below), in Common Stock, or partly in cash and partly in Common Stock, in accordance with ss.6 hereof. The minimum number of shares with respect to which the Option may be exercised in part at one time shall be 25.

          (c) You must at all times during the period beginning with the Date of Grant of the Option and ending on the date of such exercise have been either an employee [or a director] of the Company or of one of its subsidiary corporations (or of a corporation or a parent or subsidiary of a corporation assuming this option by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation in a transaction to which Section 424(a) of the Code applies); provided, however: (i) if your employment [or directorship] terminates for any reason other than your death, you have the right for a period of 90 days following such termination, but in no event subsequent to the expiration date of the Option, to exercise that portion of the Option, if any, which is exercisable by you on the date of termination of your employment [or directorship], and (ii) if your employment [or directorship] terminates by reason of your death, the provisions of ss.4 shall govern.

          (d) You (or your estate or any person exercising this option pursuant to ss.4 hereof) must make payment to the Company by cash or check of such amount as is sufficient to satisfy the Company's obligation, if any, to withhold federal, state and local taxes by reason of such exercise or make such other arrangement satisfactory to the Committee as will enable the Company to satisfy any such obligation.

          (e) The shares covered hereby have been listed (subject only to official notice of issuance) on any national securities exchange on which the Common Stock is then listed.

     ss.4. The Option is not transferable by you otherwise than by will or the laws of descent and distribution and is exercisable during your lifetime only by you. If at the time of your death the Option has not been fully exercised, your estate or any person who acquires the right to exercise this option by bequest or inheritance or by reason of your death may, at any time within 180 days after the date of your death (but in no event after the expiration date), exercise this option with respect to the number of shares as to which you could have exercised this option at the time of your death. It shall be a condition to the exercise of this option after your death that the Company shall have been furnished evidence satisfactory to it of the right of the person exercising this option to do so and that all estate, transfer, inheritance or death taxes payable with respect to the Option or the shares to which it relates have been paid or otherwise provided for to the satisfaction of the Company.

     ss.5. If the Company effects any stock split, stock dividend, combination, exchange of shares or similar capital adjustments, occurring after the Date of Grant of this option and prior to its exercise in full, the number and kind of shares for which this option may thereafter be exercised and the option price per share shall be proportionately and appropriately adjusted so as to reflect such change, all as determined by the Committee. In the event of any transaction to which ss.424(a) of the Code applies (i.e., a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation involving the Company or a parent or subsidiary of the Company), the Company shall have the right to substitute or cause to be substituted for the Option a new option, or to cause the Option to be assumed, provided such substitution or assumption meets the requirements of said ss.424(a).

     ss.6. With the consent of the Committee (as defined in ss.7 hereof), you may make payment at the time of exercise by delivering to the Company shares of Common Stock of the Company having a total fair market value equal to the option exercise price, or a combination of cash and such shares having a total fair market value equal to the option exercise price, provided, however, that all shares so delivered must have been beneficially owned by you for at least six months prior to the option exercise date and, upon request, the Company shall be given satisfactory proof of such beneficial ownership. For the purposes of the preceding sentence, the fair market value of a share of Common Stock shall be the mean between the high and low sale prices of the Common Stock on the trading day preceding the option exercise date as such prices are reported by and for the New York Stock Exchange Composite Transactions. Certificates representing shares delivered to the Company pursuant to this paragraph shall be duly endorsed or accompanied by the appropriate stock powers, in either case with the signature guaranteed if so required by the Company.

     ss.7. The Option shall be administered by the Compensation Committee of the Company as from time to time constituted (the "Committee"). The Committee shall be authorized to interpret the Option and to make all other decisions necessary or advisable for the administration thereof. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Option in the manner and to the extent the Committee deems desirable to carry it into effect. Any decision of the Committee in the administration of the Option, as described herein, shall be final and conclusive. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for anything done or omitted to be done by him or by any other member of the Committee in connection with the Option, except for his own willful misconduct or as expressly provided by statute.

     ss.8. Nothing in the Option shall confer any rights on any officer or other employee to continue in the employ of the Company or any of its subsidiary corporations or shall interfere in any way with the right of the Company or any of its subsidiary corporations, as the case may be, to terminate his or her employment at any time.

     ss.9. The words "employee", "subsidiary corporation" and any other words or terms used in the Option which are defined or used in Section 422 or 424 of the Code shall, unless the context clearly requires otherwise, have the meanings assigned to them therein, even though the Option is not an incentive stock option.


                                            PALL CORPORATION



                                            By____________________________
                                                    Secretary